Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 23, 2015.

The Goldman Sachs Group, Inc. $ Contingent Absolute Return Performance Securities Linked to the Vanguard FTSE Emerging Markets ETF due

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be October 30, 2020) is based on the performance of the Vanguard FTSE Emerging Markets ETF (which we refer to as the index fund) as measured from the trade date (expected to be October 27, 2015) to and including the determination date (expected to be October 27, 2020).

If the final index fund price (the closing price of the index fund on the determination date) is greater than the initial index fund price (the closing price of the index fund on the trade date), then the return on the notes will be positive and equal the index fund return (the percentage increase or decrease in the final index fund price from the initial index fund price).

If the final index fund price is less than or equal to the initial index fund price but equal to or greater than between 67.00% and 70.00% (set on the trade date) of the initial index fund price, then the return on the notes will be positive and equal the contingent absolute return. The contingent absolute return is the absolute value of the index fund return (e.g., if the index fund return is -10.00%, your return will be +10.00%).

If the final index fund price is less than between 67.00% and 70.00% of the initial index fund price, then the return on your notes will be the index fund return, the contingent absolute return will not apply and you will receive less than the face amount of your notes at maturity.

At maturity, for each $10 face amount of your notes you will receive an amount in cash equal to:

•                  if the final index fund price is greater than the initial index fund price, the sum of (a) $10 plus (b) the product of the index fund return times $10;

•                  if the final index fund price is less than or equal to the initial index fund price but equal to or greater than between 67.00% and 70.00% of the initial index fund price, the sum of (a) $10 plus (b) the product of the contingent absolute return times $10; or

•                  if the final index fund price is less than between 67.00% and 70.00% of the initial index fund price, the sum of (a) $10 plus (b) the product of the index fund return times $10, resulting in a loss proportionate to the negative index fund return.

The return on your notes is linked to the performance of the Vanguard FTSE Emerging Markets ETF and not to the performance of the FTSE® Emerging Index or any other index which the index fund tracks (which we refer to as the index).  The performance of the index fund and the index may vary due to a variety of factors.  The index fund employs a “sampling” investment approach, whereby it invests its assets in the common stocks included in the index it tracks. The fund can also invest in derivatives, and other securities.  This strategy can be expected to produce a greater tracking error over a period of time than would result if the index fund used a replication indexing strategy.  Further, as discussed elsewhere in this prospectus supplement, the index fund changed the index it tracks in 2013 and, in addition, expects to transition to track a new index, the FTSE® Emerging Markets All Cap China A Inclusion Index, and the performance of the index fund may not closely correlate with the performance of the index it tracks. Therefore, your investment in the notes will not directly track the performance of the underlying index and there may be significant variation between the performance of the index fund and the index on which it is based.

Any sales prior to maturity could result in a loss even if the price of the Vanguard FTSE Emerging Markets ETF is greater than between 67.00% and 70.00% of the initial index fund price at the time of such sale.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment, including, among other things, our credit risk. See page S-7. The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $9.10 and $9.50 per $10 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be October 30, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	3.85% of the face amount	Net proceeds to the issuer:	96.15% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.     dated          , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $9.10 and $9.50 per $10 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $     per $10 face amount, which exceeds the estimated value of your notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over a 366 day period from the trade date.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below.  This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•           Prospectus supplement dated September 15, 2014

•           Prospectus dated September 15, 2014

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-17.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index fund:  the Vanguard FTSE Emerging Markets ETF (Bloomberg symbol, “VWO UP”)

Underlying index:  the FTSE® Emerging Index

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount of $10, or integral multiples of $10 in excess thereof; $        in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10 and integral multiples of $10 in excess thereof

Minimum purchase amount:  in connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution:  The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co. (GS&Co.), and GS&Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 3.50% of the face amount. See “Supplemental Plan of Distribution” on page S-41

Cash settlement amount:  on the stated maturity date, for each $10 face amount of your notes you will receive an amount in cash equal to:

•                  if the final index fund price is greater than the initial index fund price, the sum of (a) $10 plus (b) the product of the index fund return times $10;

•                  if the final index fund price is less than or equal to the initial index fund price but equal to or greater than the trigger price, the sum of (a) $10 plus (b) the product of the contingent absolute return times $10; or

•                  if the final index fund price is less than the trigger price, the sum of (a) $10 plus (b) the product of the index fund return times $10, resulting in a loss proportionate to the negative index fund return.

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected”

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the index fund, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Trade date:  expected to be October 27, 2015

Original issue date (settlement date) (to be set on the trade date):  expected to be October 30, 2015

Initial index fund price (to be set on the trade date):  the closing price of the index fund on the trade date

Final index fund price:  the closing price of the index fund on the determination date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-20, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date   — Discontinuance or Modification of the Index Fund” on page S-19

Closing price:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-21

Index fund return:  the quotient of (i) the final index fund price minus the initial index fund price divided by (ii) the initial index fund price, expressed as a positive or negative percentage

Contingent absolute return: the absolute value of the index fund return, expressed as a percentage (e.g., a -10.00% index fund return will equal a 10.00% contingent absolute return)

Trigger price (to be set on the trade date): expected to be between 67.00% and 70.00% of the initial index fund price (rounded to the nearest one-hundredth)

Trigger event:  the final index fund price is less than the trigger price

Stated maturity date (to be set on the trade date):  expected to be October 30, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-19

Determination date (to be set on the trade date):  expected to be October 27, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-19

No interest:  the notes will not bear interest

No redemption:  the notes will not be subject to redemption right or price dependent redemption right

No listing:  the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent:  GS&Co.

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-21

Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-21

CUSIP no.:  38148X480

ISIN no.:  US38148X4806

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only.  It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical final index fund prices on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final index fund prices that are entirely hypothetical; no one can predict what the index fund price will be on any day throughout the life of your notes, and no one can predict what the final index fund price will be on the determination date. The index fund has been highly volatile in the past — meaning that the index fund price has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the index fund and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-7 of this prospectus supplement.  The information in the table also reflects the key terms and assumptions in the box below. The actual terms will be set on the trade date.

Key Terms and Assumptions
Face amount	$10
Trigger price	70.00% of the initial index fund price

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting the index fund, any of the index fund stocks or the policies of the index fund’s investment advisor or the method by which the underlying index sponsor calculates the underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial index fund price that will serve as the baseline for determining the index fund return or the contingent absolute return, as applicable, and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.  As a result, the actual initial index fund price may differ substantially from the index fund price prior to the trade date.

For these reasons, the actual performance of the index fund over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index fund prices shown elsewhere in this prospectus supplement.  For information about the historical prices of the index fund during recent periods, see “The Index Fund— Historical Closing Prices of the Index Fund” below.  Before investing in the offered notes, you should consult publicly available information to determine the prices of the index fund between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index fund stocks.

The levels in the left column of the table below represent hypothetical final index fund prices and are expressed as percentages of the initial index fund price.  The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index fund price (expressed as a percentage of the initial index fund price), assuming that a trigger event does not occur (i.e., the final index fund price is greater than or equal to the trigger price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index fund price (expressed as a percentage of the initial index fund price), assuming that a trigger event occurs (i.e., the final index fund price is less than the trigger price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index fund price (expressed as a percentage of the initial index fund price) and the assumptions noted above.

Hypothetical Final Index Fund Price	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
(as Percentage of Initial Index Fund Price)	Trigger Event Has Not Occurred	Trigger Event Has Occurred
200.000%	200.000%	N/A
150.000%	150.000%	N/A
130.000%	130.000%	N/A
120.000%	120.000%	N/A
110.000%	110.000%	N/A
100.000%	100.000%	N/A
90.000%	110.000%	N/A
85.000%	115.000%	N/A
80.000%	120.000%	N/A
70.000%	130.000%	N/A
69.999%	N/A	69.999%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%

If, for example, a trigger event has occurred and the final index fund price were determined to be 25.000% of the initial index fund price, the contingent absolute return will not apply and the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment, which is proportionate to the decline of the index fund from the trade date to the determination date (if your purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

If, for example, a trigger event has not occurred and the final index fund price were determined to be 80.000% of the initial index fund price, the contingent absolute return applies and the cash settlement amount that we would deliver on your notes at maturity would be 120.000% of the face amount of your notes, as shown in the table above. Because a trigger event has not occurred (i.e., the hypothetical final index fund price is greater than or equal to the trigger price), the cash settlement amount that we would deliver on your notes at maturity would be 120.000% of the face amount of your notes, as shown in the table above.

If, however, the final index fund price were determined to be 110.000% of the initial index fund price, the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes, as shown in the table above.  Since the hypothetical final index fund price is greater than the initial index fund price, the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes, as shown in the table above.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index fund that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment

(whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-9.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final index fund price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index fund price and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial index fund price and the actual trigger price, which we will set on the trade date, and the actual final index fund price determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014 and in the accompanying prospectus supplement dated September 15, 2014.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index fund or the index fund stocks, i.e., the stocks comprising the index fund to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the index fund, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the Vanguard FTSE Emerging Markets ETF as measured from the initial index fund price set on the trade date to the closing price on the determination date.  If a trigger event has occurred, the contingent absolute return will not apply and the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes and you will incur a loss on the face amount proportionate to the decline of the closing price of the index fund from the trade date to the determination date.  Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the trigger price and the contingent absolute return occur only at maturity and the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you are able to sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Index Fund Price

If a trigger event occurs, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a drop of up to between 33.00% and 30.00% (set on the trade date) between the initial index fund price and the final index fund price will not result in a loss of principal of the notes (since a trigger event will not have occurred) and instead will result in a positive return equal to the contingent absolute return, any additional decrease in the final index fund price to less than between 67.00% and 70.00% (set on the trade date) of the initial index fund price will result in a loss of the contingent absolute return feature as well as a loss of a significant portion of the principal amount of the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Past Index Fund Performance is No Guide to Future Performance

The actual performance of the index fund over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing price of the index fund or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the index fund.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The return on your notes will be based on the index fund return, which is the percentage increase or decrease in the final index fund price on the determination date from the initial index fund price (set on the trade date).  If the final index fund price is less than the initial index fund price, you may receive less than the face amount of your notes.  If the final index fund price is zero, you will lose your entire investment in the notes.  The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes.  If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount.  If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Fund Stocks

The investment advisor of the index fund calculates the price of the index fund by reference to the prices of the stocks included in the index fund, which we refer to as index fund stocks, without taking account of the value of dividends paid on those stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in the index fund and received the dividends paid on those stocks.  In addition, the return on your notes will not reflect the return you would realize if you actually owned the index fund and received distributions paid on the shares of the index fund. You will not receive any dividends that may be paid on any of the index fund stocks by the index fund stock issuers or on the shares of the index fund.  See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the Index Fund or Any Index Fund Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose and are able to sell them in the open market before the stated maturity date.  A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the price of the index fund;

•                  the volatility — i.e., the frequency and magnitude of changes — in the price of the index fund;

•                  the dividend rates of the stocks underlying the index fund;

•                  economic, financial, legislative regulatory and political, military or other events that affect the stock markets generally and the stocks underlying the index fund, and which may affect the price of the index fund;

•                  other interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or less than you would have received had you held your notes to maturity.

You cannot predict the future prices of the index fund based on its historical fluctuations. The actual price of the index fund over the life of the notes may bear little or no relation to the historical closing price of the index fund or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Price of the Index Fund Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index fund. Changes in the price of the index fund may not result in a comparable change in the market value of your notes.  Even if the price of the index fund is greater than or equal to between 67.00% and 70.00% of the initial index fund price during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, index fund, index fund stocks or other similar securities, which may adversely impact the market for or value of your notes.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Index Fund or Any Index Fund Stock

Investing in your notes will not make you a holder of any shares of the index fund or any index fund stock.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the index fund or the index fund stocks or any other rights with respect to the index fund or the index fund stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any shares of the index fund or the index fund stocks.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the index fund.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index fund or the stocks underlying the index fund, which we refer to as index fund stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index fund-linked notes whose returns are linked to changes in the price of the index fund or the index fund stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the price of the index fund — directly or indirectly by affecting the price of the index fund stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index fund or index fund stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index fund or index fund stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the index fund or index fund stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index fund or index fund stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index fund or index fund stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Investment Advisor of the Index Fund or the Issuers of the Index Fund Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the investment advisor of the index fund or the issuers of the index fund stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index fund or index fund stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index fund or index fund stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index fund or index fund stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining the final index fund price on the determination date, which we will use to determine the amount we must pay on the stated maturity date; anti-dilution adjustments; determining whether a trigger event has occurred; determining whether to postpone the determination date because of a market disruption event or a non-trading day; the stated maturity date; the default amount and any amount payable on your notes.  See “Specific Terms of Your Notes” below.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index fund.  See “Specific Terms of Your Notes — Discontinuance or Modification of the Index Fund” below.  The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing.  In no event, however, will such date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the closing price of the index fund that must be used to determine the cash settlement amount is not available on the determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Discontinuance or Modification of the Index Fund” below), the calculation agent will nevertheless determine the final index fund price based on its assessment, made in its sole discretion, of the price of the index fund at the applicable time on that day.

The Policies of the Index Fund’s Investment Advisor, The Vanguard Group Inc., and FTSE International Limited, the Sponsor of The Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The index fund’s investment advisor, The Vanguard Group Inc. (“Vanguard” or the “index fund investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the index fund investment advisor concerning the calculation of the net asset value of the index fund, additions, deletions or substitutions of securities in the index fund and the manner in which changes affecting the underlying index are reflected in the index fund that could affect the market price of the shares of the index fund, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the index fund investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the index fund, or if the index fund investment advisor discontinues or suspends calculation or publication of the net asset value of the index fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing price of the index fund on the determination date — and thus the amount payable on the maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing index fund price on the determination date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index Fund” and “— Anti-dilution Adjustments” on page S-20.

In addition, FTSE International Limited (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the index fund and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with the Index Fund

Although the index fund’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the index fund or that there will be liquidity in the trading market.

In addition, the index fund is subject to management risk, which is the risk that the investment strategy used by The Vanguard Group, Inc., the investment advisor to the index fund, may not produce the intended results.  The index fund utilizes a sampling investment approach that attempts to approximate the investment performance of the index by investing in a portfolio of securities that generally approximates the index, but may also invest in derivatives and other securities.  As a result, you are exposed to the risk that the management of the index fund does not produce the intended result, which is to track the performance of the index.  In addition, the index fund is not managed to produce the best results, but merely to track the index.  Therefore, investments are not made by the index fund’s manager with the goal of achieving positive performance.

In addition, the index fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The Index Fund Is in the Process of Changing the Index it Tracks and the Performance of the Index Fund May Not Correlate with the Performance of the Index

The index fund will generally invest in the securities included in the index it tracks, but may invest in derivatives and other investments. The index has changed over time.  For example, the index fund tracked the MSCI Emerging Markets Index through January 9, 2013, and the FTSE® Emerging Transition Index through June 27, 2013. In addition, the index fund currently tracks the FTSE® Emerging Index, but is expected to begin transitioning in the fourth quarter of 2015 to track the FTSE® Emerging Markets All Cap China A Inclusion Index (the future index). The transition is expected to take approximately 12 months and will occur through the use of the FTSE® Emerging Markets All Cap China A Inclusion Transition Index, which will include and gradually increase the weights of small-cap stocks and China A shares. There can be no assurance the index fund will not further change the index it tracks in the future.  Although the index fund seeks to track the performance of the index as closely as possible, the index fund’s return may not match or achieve a high degree of correlation with the return of the index due to, among other things, transaction costs.  In addition, any historical information about the performance of the index fund for any period before June 28, 2013 was during a period in which the index fund tracked a different index, and therefore should not be considered information relevant to how the index fund will perform as it currently tracks the FTSE® Emerging Index and is expected to transition to the future index. In addition, because the index fund is changing to the future index, the historical information is irrelevant in evaluating how closely the index fund will track the future index. It is impossible to predict the effect the change in index will have on the index fund.

In addition, the performance of the index fund will reflect additional transaction costs and fees that are not included in the calculation of the underlying index and this may increase the tracking error of the index fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the index fund and the underlying index. Finally, because the shares of the index fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the index fund may differ from the net asset value per share of the index fund.

For all of the foregoing reasons, the performance of the index fund may not correlate with the performance of the underlying index. Consequently, the return on the notes will not be the same as investing directly in the index fund or in the underlying index or in the index fund stocks or in the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.

The Index to Which the Index Fund is Changing Is a New Index Without a Historical Track Record

The FTSE® Emerging Markets All Cap China A Inclusion Index was launched on May 26, 2015.  Because it is a new index, it is impossible to predict how it, and therefore the index fund, will perform.  The index sponsor of the FTSE® Emerging Markets All Cap China A Inclusion Index has published hypothetical historical information regarding the historical performance of the FTSE® Emerging Markets All Cap China A Inclusion Index prior to May 26, 2015.  Because this index was not published during those periods, these levels should not be relied upon when making your investment decision.

The Inclusion of China A Shares in the New Index and the Transition Index May Result in Greater Tracking Error and Other Adverse Effects

The new index the index fund will track, the FTSE Emerging Markets All Cap China A Inclusion Index, and the transition index, the FTSE Emerging Markets All Cap China A Transition Index, have China A shares as constituents.  China A shares are shares of Chinese companies that are traded locally on the Shanghai and/or Shenzhen stock exchanges. In order to invest in China A shares, a foreign (i.e., not Chinese) investor must have access to quota through a Qualified Foreign Institutional Investor or a Renminbi QFII license holder. In order to invest in China A shares, the index fund must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quota to meet its investment needs.  If the index fund is unable to obtain the necessary quotas at any time, it would likely cause the index fund to have difficulty tracking the FTSE Emerging Markets All Cap China A Transition Index or the FTSE Emerging Markets All Cap China A Inclusion Index, as applicable, and the tracking error may increase, perhaps substantially.  If these circumstances occur, they may adversely affect the price of the index fund and the value of your notes.

Periods of Higher Market Volatility May Exacerbate Tracking Error

Tracking error is the difference between the performance of the index fund and the index it tracks.  Although the index fund seeks to track the performance of the index as closely as possible, the index fund’s return may not match or achieve a high degree of correlation with the return of the index due to, among other things, transaction costs.  In addition, in periods of high market volatility, the index fund’s ability to manage the portfolio to closely track the index may be adversely impacted given the rapid changes in the index.  As a result, in periods of high market volatility, the index fund may not closely track the index, which may have an adverse impact on your notes.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The index fund holds assets that are traded on foreign securities markets.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the index fund may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the index fund is not traded, the value of the securities underlying the index fund may change on days when shareholders will not be able to purchase or sell shares of the index fund.

The countries whose markets are represented by the index fund include China, Brazil, Taiwan, South Africa, India, Russia, Mexico, Malaysia, Morocco, Thailand, Indonesia, Chile, Turkey, Poland, Philippines, Columbia, United Arab Emirates, Hungary, Czech Republic, Peru, Egypt and Pakistan.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the index fund sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the index fund.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The index fund holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the index fund that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the index fund may not increase even if the non-dollar value of the asset held by the index fund increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  existing and expected rates of inflation;

•                  existing and expected interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and price of the index fund could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

You Will Have Limited Anti-dilution Protection

GS&Co., as calculation agent for your notes, may adjust the closing price for certain events that may affect the index fund, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”.  The calculation agent will not be required to make an adjustment for every event that may affect the index fund and will have broad discretion to determine whether and to what extent an adjustment is required

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Index Fund, There Is No Affiliation Between the Index Fund Investment Advisor and Us, and We Are Not Responsible for Any Disclosure by the Index Fund Investment Advisor

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the index fund, and, at any time, may hold shares of the index fund. Goldman Sachs is not otherwise affiliated with the index fund investment advisor or the index fund stock issuers. We or our affiliates may currently or from time to time in the future engage in business with the index fund investment advisor or the issuers of the index fund stocks. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index fund or any issuer of the index fund stocks. You, as an investor in your notes, should make your own investigation into the index fund and the index fund stock issuers.

Neither the index fund investment advisor nor any index fund stock issuer are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the index fund investment advisor nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement.  The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement.  The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•      U.S. dollars (“$”)

Form of note:

•      global form only:  yes, at DTC

•      non-global form available:  no

Denominations:  each note registered in the name of a holder must have a face amount of $10, or integral multiples of $10 in excess thereof

Minimum purchase amount:  In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000.

Defeasance applies as follows:

•      full defeasance:  no

•      covenant defeasance:  no

Other terms:

•      the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•      anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below

•      a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•      a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Fund, Index Fund Investment Advisor, Underlying Index, Underlying Index Sponsor and Index Fund Stocks

In this prospectus supplement, when we refer to the index fund, we mean the index fund specified under “Key Terms” on page S-2 of this document, or any successor index fund, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index Fund” below.  When we refer to the index fund investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the index fund.  When we refer to the underlying index, we mean the index underlying the index fund.  When we refer to an underlier sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the underlying index as then in effect.  When we refer to the index fund stocks as of any time, we mean the stocks that comprise the index fund as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

On the stated maturity date, for each $10 face amount of your notes you will receive an amount in cash equal to:

•      if the final index fund price is greater than the initial index fund price, the sum of (a) $10 plus (b) the product of the index fund return times $10;

•      if the final index fund price is less than or equal to the initial index fund price but equal to or greater than the trigger price, the sum of (a) $10 plus (b) the product of the contingent absolute return times $10; or

•      if the final index fund price is less than the trigger price, the sum of (a) $10 plus (b) the product of the index fund return times $10, resulting in a loss proportionate to the negative index fund return.

The index fund return is calculated by subtracting the initial index fund price from the final index fund price and dividing the result by the initial index fund price, with the quotient expressed as a percentage. The contingent absolute return is the absolute value of the index fund return, expressed as a percentage (e.g., a -10.00% index fund return will equal a 10.00% contingent absolute return). If the final index fund price is less than the trigger price, the contingent absolute return will not apply and you will receive less than the face amount of your notes at maturity.

The initial index fund price will be set on the trade date and will be the closing price of the index fund on the trade date as described under  “— Special Calculation Provisions — Closing Price” below. The trigger price will be between 67.00% and 70.00% (set on the trade date) of the initial index fund price (rounded to the nearest one-hundredth).  A trigger event will occur if the final index fund price is less than the trigger price.  The calculation agent will determine the final index fund price, which will be the closing price of the index fund on the determination date as calculated and published by the index fund investment advisor.  However, the calculation agent will have discretion to adjust the closing price on the determination date or to determine it in a different manner as described under “— Anti-dilution Adjustments”, “— Consequences of a Market Disruption Event or a Non-Trading Day” and  “— Discontinuance or Modification of the Index Fund” below.

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be October 30, 2020, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date will be a date specified on the trade date and is expected to be October 27, 2020, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing price of the index fund that must be used to determine the cash settlement amount is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the Index Fund” below), then the calculation agent will nevertheless determine the final index fund price based on its assessment, in good faith in its sole discretion, of the price of the index fund on that day.

Discontinuance or Modification of the Index Fund

If the index fund is delisted from the exchange on which the index fund has its primary listing and the index fund investment advisor or anyone else publishes a substitute index fund that the calculation agent determines is comparable to the index fund, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to the substitute index fund.  We refer to any substitute index fund approved by the calculation agent as a successor index fund.

If the calculation agent determines on the determination date that the index fund is delisted or withdrawn from the exchange on which the index fund has its primary listing and there is no successor index fund, the calculation agent will determine the applicable closing price of the index fund used to determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index fund.

If the calculation agent determines that the index fund, the stocks comprising the index fund or the method of calculating the index fund is changed at any time in any respect — including any split or reverse split as described under “— Anti-dilution Adjustments” below and any addition, deletion or substitution and any reweighting or rebalancing of the index fund or of the index fund stocks and whether the change is made by the index fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor index fund, is due to events affecting one or more of the index fund stocks or their issuers or is due to any other reason — and is not otherwise reflected in the price of the index fund by the index fund investment advisor pursuant to the then-current index fund methodology of the index fund, then the calculation agent will be permitted (but not required) to make such adjustments in the index fund or the method of its calculation as it believes are appropriate to ensure that the prices of the index fund used to determine the cash settlement amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index fund may be made by the calculation agent in good faith in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent, in good faith, will have discretion to adjust the closing price of the index fund if certain events occur.  Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed.  Generally, exchange traded funds are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements.  In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the price of the index fund or any other term.  The calculation agent shall have no obligation to make an adjustment for any such event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier.  We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note.  Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action.  This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture.  In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities.  We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index fund, market disruption events, business days, trading days, the index fund return, the final index fund price, anti-dilution adjustments, the determination date and the cash settlement amount on your notes at maturity.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculation of Interest on Debt Securities — Business Days” on page 19 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the exchange on which the index fund has its primary listing is open for trading and the price of one share of the index fund is quoted by the exchange on which such index fund has its primary listing.

Closing Price

When we refer to the closing price of the index fund on any trading day, we mean the closing sale price or last reported sale price, regular way, for the index fund, on a per-share or other unit basis:

•      on the principal national securities exchange on which the index fund is listed for trading on that day, or

•      if the index fund is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that index fund

If the index fund is not listed or traded as described above, then the closing price for the index fund on any day will be the average, as determined by the calculation agent, of the bid prices for the index fund obtained from as many dealers in that index fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•      A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•      P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event:

•      a suspension, absence or material limitation of trading in the index fund on its primary market for more than two consecutive hours of trading or during the one half-hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•      a suspension, absence or material limitation of trading in option or futures contracts relating to the index fund in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•      the index fund does not trade on what was the primary market for the index fund, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•      a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•      a decision to permanently discontinue trading in option or futures contracts relating to the index fund.

For this purpose, an “absence of trading” in the primary securities market on which shares of the index fund are traded, or on which option or futures contracts, if available, relating to the index fund are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the index fund or in option or futures contracts, if available, relating to the index fund in the primary market for that index fund or those contracts, by reason of:

•      a price change exceeding limits set by that market,

•      an imbalance of orders relating to the shares of the index fund or those contracts, or

•      a disparity in bid and ask quotes relating to the shares of the index fund or those contracts,

will constitute a suspension or material limitation of trading in shares of the index fund or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index fund in this description of market disruption events includes the index fund and any successor index fund as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index fund on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other index fund-linked notes we issue, some of which may have returns linked to the index fund or the index fund stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•      expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index fund or some or all of the index fund stocks,

•      may take or dispose of positions in the securities of the index fund stock issuers themselves,

•      may take or dispose of positions in listed or over-the-counter options or other instruments based on an index fund designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•      may take short positions in the index fund stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index fund or the index fund stocks. We expect these steps to involve sales of instruments linked to the index fund on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index fund stocks, or listed or over-the-counter options, futures or other instruments linked to the index fund, some or all of the index fund stocks or indices designed to track the performance designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX FUND

The ETF shares (the “shares”) of the Vanguard FTSE Emerging Markets Stock Index Fund (the “fund”) (also referred to as the Vanguard FTSE Emerging Markets ETF) are issued by Vanguard International Equity Index Funds, a Delaware statutory trust and a registered investment company. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the index it tracks (the “index”). The fund currently tracks the FTSE® Emerging Index. Prior to January 10, 2013, the fund tracked the MSCI Emerging Markets Index and for the period from January 10, 2013 through June 27, 2013, the fund temporarily tracked the FTSE® Emerging Transition Index, an index that was designed to allow existing funds to transition to the index by, among other adjustments, gradually reducing exposure to South Korean equity and increasing exposure to China P Chip stocks and adjusting for freely tradable, or free float, stocks instead of including all issued stocks.

Beginning in the fourth quarter of 2015, the fund expects to begin a two-phase transition toward tracking the FTSE® Emerging Markets All Cap China A Inclusion Index. The fund does not plan to disclose the exact timing of the transition in order to protect the fund from the potential for harmful front running by traders. In the first phase, the fund expects to track the FTSE® Emerging Markets All Cap China A Inclusion Transition Index, an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the new index, for approximately 12 months. The FTSE® Emerging Markets All Cap China A Inclusion Transition Index will add small-capitalization equity securities and China A-Shares to the Fund’s portfolio. Information relating to these indices is included below. Thereafter, upon completion of the transition by gradually increasing the weight of the small-cap stocks and China shares, the fund will track the FTSE® Emerging Markets All Cap China A Inclusion Index. Other than with respect to inclusion of China A shares, the small-cap stocks, and the necessary adjustments for foreign investor quotas described below, the general index methodology, such as investment approach, sector designation criteria, and eligible country criteria and eligible security criteria, is expected to be generally the same for each of the FTSE® Emerging Index, the FTSE® Emerging Markets All Cap China A Inclusion Transition Index, and the FTSE® Emerging Markets All Cap China A Inclusion Index.

The fund trades on the NYSE Arca under the ticker symbol “VWO”. The Vanguard Group, Inc. currently serves as the investment advisor to the fund.

Vanguard, as the investment advisor to the fund, employs a passive management technique known as indexing to manage the fund.

We obtained the following fee information from the fund’s website, without independent verification. The fund’s total annual operating expenses are expressed as a percentage of the fund’s average net assets. This ratio includes a fee to the investment advisor, known as a management fee, and administrative expenses. The expense ratio for the fund includes 0.07% management fee and 0.08% other expenses. As of June 30, 2015, the total expense ratio of the fund was 0.15%.

The expense ratio does not include the transaction costs of buying and selling shares held by the fund. The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and these costs reduce the fund’s performance. For the six months ended April 30, 2015, the fund’s portfolio turnover rate was 5%.

For additional information regarding the fund or Vanguard, Vanguard International Equity Index Funds files annual and semi-annual reports for the fund (including the semi-annual report for the six months ended April 30, 2015 on Form N-CSRS) and other information with the SEC. The CIK number, which is the number under which Vanguard International Equity Index Funds files such information and which can be used to locate its filings on the SEC’s website at www.sec.gov, is 0000857489.  Information provided to or filed with the SEC can also be inspected and copied at the SEC’s public reference room. In addition, information regarding the fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the Vanguard website at www.vanguard.com. We are not incorporating by reference the website, the sources listed above or any material they include in this document.

Investment Objective and Strategy

The fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the equity securities of publicly traded companies in emerging markets around the world, as measured by the index. Prior to January 10, 2013, the fund tracked the MSCI Emerging Markets Index and for the period from January 10, 2013 through June 27, 2013, the fund temporarily tracked the FTSE® Emerging Transition Index, an index that was designed to allow existing funds to transition to the FTSE® Emerging Index. Beginning in the fourth quarter of 2015, the fund expects to begin a two-phase transition toward tracking the FTSE® Emerging Markets All Cap China A Inclusion Index. In

the first phase, the fund expects to track the FTSE® Emerging Markets All Cap China A Inclusion Transition Index, an index designed to allow existing funds to transition to the FTSE® Emerging Markets All Cap China A Inclusion Index, for approximately 12 months. Thereafter, the fund expects to track the FTSE® Emerging Markets All Cap China A Inclusion Index. The fund’s investment objective and the index it tracks may be further changed at any time.

The fund employs a “sampling” investment approach by investing its assets in the common stocks included in the index. The investment advisor seeks to reduce risk for the fund by employing a sampling technique, using its discretion—based on an analysis that considers liquidity, repatriation of capital, and entry barriers in various markets—to determine whether or not to invest in particular securities in the index.

As of September 30, 2015, the ten most heavily-weighted components of the fund were: Taiwan Semiconductor Manufacturing Co. Ltd. (3.29%), Tencent Holdings Ltd. (3.05%), China Mobile Ltd. (2.15%), China Construction Bank Corp. (2.06%), Naspers Ltd. (1.65%), Industrial & Commercial Bank of China Ltd. (1.41%), Hon Hai Precision Industry Co. Ltd. (1.20%), Infosys Ltd. (1.14%), Bank of China Ltd. (1.10%) and Housing Development Finance Corp. Ltd. (0.99%).

As of September 30, 2015, the companies included in the fund were divided by the fund sponsor into the ten Industrial Classification Benchmark, or ICB, industry groups.  Additional information about the ICB is published on the ICB website at www.icbenchmark.com.  We are not incorporating any information on that website into this document.  The ICB industry groups (with their percentage weight in the fund as of September 30, 2015 of such industry group indicated in parentheses): Oil & Gas (8.30%), Basic Materials (6.40%), Industrials (10.80%), Consumer Goods (10.20%), Health Care (3.00%), Consumer Services (7.30%), Telecommunication (7.70%), Utilities (3.80%), Financials (30.60%) and Technology (11.90%).

Sector designations are determined by the fund sponsor using criteria it has selected or developed, in this case based on the ICB system. Index and fund sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices or funds with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or funds.

As of September 30, 2015, the fund featured 1,061 components from the following 20 countries (with the percentage weight in the fund as of September 30, 2015 of such country indicated in parentheses): China (27.20%), Taiwan (14.40%), India (13.30%), South Africa (9.40%), Brazil (7.20%), Mexico (5.50%), Russia (4.50%), Malaysia (4.00%), Thailand (2.70%), Indonesia (2.20%), Philippines (1.90%), Poland (1.80%), Turkey (1.60%), Chile (1.40%), United Arab Emirates (1.10%), Colombia (0.70%), Egypt (0.40%), Hungary (0.30%), Czech Republic (0.20%) and Peru (0.20%). Percentages may not sum to 100% due to rounding. We obtained the information above regarding the most heavily weighted components and the sector and country holdings from the fund’s website, in each case without independent verification.

Correlation

The index is a theoretical financial calculation, but the fund is an actual investment portfolio that bears transaction costs and other expenses. The performance of the fund and of the index to which the fund is benchmarked may vary due to a variety of factors.  The difference between the performance of the fund over a period of time and the performance of the index to which the fund is benchmarked over such period of time is called the “tracking error” over such period of time. The fund’s use of a sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the fund used a replication indexing strategy.  The fund can invest in index stocks, stock futures and options contracts, warrants, convertible securities, swap agreements, foreign currency forward contracts, and other assets.

Vanguard does not typically make publicly available on a real-time basis the tracking error between the fund and the index to which the fund is benchmarked.  As of September 30, 2015, Vanguard gave the following performance figures for the fund (based on market price and before taxes) and the benchmark index, which was actually a “spliced” version of the FTSE® Emerging Index, the transition index and the MSCI index (as referred to above under “Investment Objective and Strategy”) and, as described above under “Risk Factors”, should not be relied upon: fund — year to date through September 30, -15.20%; 1 year, -18.34%; 3 years, -4.60%; 5 years, -3.41%; 10 years, 4.08%; since March 4, 2005, 5.14%; benchmark index — year to date through September 30, -15.71%; 1 year, -18.65%; 3 years, -4.82%; 5 years, -3.30%; 10 years, 4.27%; since March 4, 2005, 5.29%.

Creation Units

Prior to trading in the secondary market, shares of an exchange-traded fund like the fund are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in large block-size units, known as creation units. As a practical matter, only institutions, market makers or large investors purchase or redeem creation units. Except when aggregated in creation units (or upon the liquidation of the fund), shares of the fund are not redeemable securities. For most investors, the important thing to know is that redemptions of creation units may cause temporary dislocations in tracking errors.

Indicative Values, Net Asset Value and Share Prices

Exchange-traded funds like the fund calculate a net asset value, or NAV, at the end of each trading day. This value represents the value of their respective assets less any applicable fees and expenses. The actual trading price of an ETF’s shares in the secondary market generally differs (and may deviate significantly during periods of market volatility) from the ETF’s daily net asset value. This is because the trading price is affected by market forces such as supply and demand, economic conditions and other factors.

ETFs are required for regulatory reasons to disseminate an approximate net asset value, often called an “indicative value,” every fifteen seconds throughout the trading day. These indicative values are disseminated by information providers or market data vendors. These approximate or indicative values should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value is generally based on quotes and closing prices from the securities’ local market and may not reflect events that occur subsequent to the local market’s close. The approximate value may not calculated by the ETF and may not be calculated using the same methodology. In any event, for purposes of your notes, the trading prices of the shares of the fund will be based on the trading prices alone (subject to adjustment) and not the NAV or these approximate values.

FTSE® Emerging Index

The FTSE® Emerging Index is a market capitalization-weighted index of over 947 large- and mid- cap companies from 21 advanced and secondary emerging market countries (Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates). The FTSE® Emerging Index is an index in the FTSE Global Equity Index Series. The index was developed with a base level of 100 as of December 31, 1986 and was launched on June 30, 2000. The FTSE® Emerging Index is calculated, published and disseminated by FTSE International Limited, a company owned by the London Stock Exchange Plc (“FTSE”). Additional information on the FTSE® Emerging Index is available from the FTSE’s website: www.ftse.com. We are not incorporating by reference the website or any materials it includes in this document.

FTSE® Emerging Markets All Cap China A Inclusion Index

As mentioned above, the fund expects to begin transitioning to the FTSE® Emerging Markets All Cap China A Inclusion Index in the fourth quarter of 2015. This is expected to be a market-capitalization-weighted index representing the performance of large-, mid- and small-cap stocks from 21 emerging markets (Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey, and the United Arab Emirates), including China A shares.  The FTSE® Emerging Markets All Cap China A Inclusion Index is expected to adjust the China A shares it includes for the aggregate approved foreign investment quotas available to international investors. The FTSE® Emerging Markets All Cap China A Inclusion Index is one of the family of FTSE® China A Inclusion Indexes. The FTSE® Emerging Markets All Cap China A Inclusion Index was developed with a base level of 1,000 as of December 30, 2005 and was launched on May 26, 2015. The FTSE® Emerging Markets All Cap China A Inclusion Index is calculated, published and disseminated by FTSE. Additional information on the FTSE® Emerging Markets All Cap China A Inclusion Index is available from the FTSE’s website: www.ftse.com. All information about the FTSE® Emerging Markets All Cap China A Inclusion Index was obtained from the index sponsor’s publicly available documents without independent verification. We are not incorporating by reference the website or any materials it includes in this document.

FTSE® Emerging Markets All Cap China A Inclusion Transition Index

As mentioned above, during the first phase of the transition to the FTSE® Emerging Markets All Cap China A Inclusion Index, the fund expects to track the FTSE® Emerging Markets All Cap China A Inclusion Transition Index for approximately 12 months. As part of this transition, beginning in the fourth quarter of 2015, the weight of China A shares and small cap companies are expected to increase by 8.3 per cent after the third Friday each month. Additional information on the FTSE® Emerging Markets All Cap China A Inclusion Transition Index is available from the FTSE’s website: www.ftse.com. All information about the FTSE® Emerging Markets All Cap China A Inclusion Transition Index was obtained from the index sponsor’s publicly available documents without independent verification. We are not incorporating by reference the website or any materials it includes in this offering document.

FTSE® Emerging Index Composition

Composition

As of October 19, 2015, the ten most heavily-weighted components of the FTSE® Emerging Index were: Taiwan Semiconductor Manufacturing Co. Ltd. (3.22%), Tencent Holdings Ltd. (3.19%), China Construction Bank Corp. (2.13%), China Mobile Ltd. (2.07%), Naspers Ltd. (1.88%), Industrial & Commercial Bank of China Ltd. (1.48%), Hon Hai Precision Industry Co. Ltd. (1.19%), Bank of China Ltd. (1.15%), Infosys (1.02%) and Housing Development Finance Corp. Ltd. (1.01%).

As of October 19, 2015, the companies included in the FTSE® Emerging Index were divided by the index sponsor into the ten ICB industry groups.  The ICB industry groups (with their percentage weight in the index as of October 19, 2015 of such industry group indicated in parentheses): Oil& Gas (8.44%), Basic Materials (6.65%), Industrials (10.67%), Consumer Goods (9.98%), Health Care (3.05%), Consumer Services (7.59%), Telecommunication (7.55%), Utilities (3.74%), Financials (30.71%) and Technology (11.63%).

FTSE® Emerging Index Selection Criteria

Sector designations are determined by the index sponsor using criteria it has selected or developed, in this case the ICB. Index and fund sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices or funds with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or funds.

As of October 19, 2015, the FTSE® Emerging Index featured 947 components from the following 21 countries (with the percentage weight in the index as of October 19, 2015 of such country indicated in parentheses): China (27.79%), Taiwan (14.14%), India (12.81%), South Africa (9.67%), Brazil (7.01%), Mexico (5.47%), Russia (4.55%), Malaysia (4.11%), Thailand (2.69%), Indonesia (2.42%), Philippines (1.83%), Poland (1.69%), Turkey (1.67%), Chile (1.34%), United Arab Emirates (1.07%), Colombia (0.65%), Egypt (0.29%), Hungary (0.29%), Czech Republic (0.20%), Peru (0.23%) and Pakistan (0.08%). Percentages may not sum to 100% due to rounding. We obtained the information above regarding the most heavily weighted components and sector and country holdings from the index sponsor, without independent verification.

Eligible Countries

FTSE classifies countries included in its global indexes into one of three categories: Developed, Advanced Emerging and Secondary Emerging. FTSE maintains a set of criteria to assess market status and minimum standards for each category for countries to achieve in order to be eligible for that category. Eligible countries are sub-divided into Developed, Advanced Emerging and Secondary Emerging based largely on the following factors: (i) gross national income per capita (as published by the World Bank); (ii) 21 quality of markets criteria (which consist of 7 market and regulatory environment criteria, 6 custody and settlement criteria, 7 dealing landscape criteria and 1 derivatives market criterion) and (iii) country-size entry requirements. The minimum standards increase from Secondary Emerging to Advanced Emerging and from Advanced Emerging to Developed.  A country will be classified under the category with the highest standards which it meets. Only companies in countries that are classified as Advanced Emerging or Secondary Emerging are eligible for inclusion in the FTSE® Emerging Index.

FTSE conducts an annual review of all countries included in the index and those being considered for inclusion. Countries already in the index will be assessed against the minimum standards for each category and prior to any reclassification or removal from the index will be placed on a watch-list. Countries not in the index will be assessed against the minimum standards for each category and, if appropriate, will be added to the watch list for possible future inclusion to one of the categories. In conducting the annual review, FTSE will consult the FTSE Country Classification Advisory Committee. In March and September of each year, FTSE will publish a watch list of countries being monitored for possible promotion or demotion. FTSE releases the results of its annual review in September of each year. FTSE will normally give at least six months’ notice before changing the classification of any country.

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will assess the appropriate nationality for the company based on a variety of factors.

Eligible Securities

Most equities are eligible for inclusion in the FTSE® Emerging Index. The following are not eligible for inclusion: (i) companies whose business is that of holding equity and other investments (such as investment trusts); (ii) limited liability companies, limited liability partnerships, limited partnership, master limited partnership and business development companies; (iii) stapled units comprising an eligible security and a non eligible security (such as non equity or an investment trust structure); (iv) convertible preference shares (until conversion) and loan stocks; and (v) unlisted shares of an eligible class. Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that they pass index eligibility screens in their own right. All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.  Eligible securities are required to pass screens for liquidity, free float and foreign ownership restrictions before being included in the index.

Effective March 18, 2013, the FTSE moved P Chip shares from Hong Kong, which is classified as a developed market country, to China, which is classified as an emerging market country, and therefore such securities are eligible for inclusion in the index. A P Chip is a company controlled by mainland China individuals, with establishment and origin of the company in mainland China. Such a company must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.

Liquidity Criteria

Each eligible stock is tested for liquidity semi-annually in March and September by calculating its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. A stock not presently included in the FTSE® Emerging Index that does not turnover at least 0.05% of its shares in issue (after application of any free float weightings) based on its median daily trade per month in at least 10 of the 12 months prior to evaluation date will not be eligible for inclusion. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the 12 months prior to the applicable review date will be removed from the index. New issues will become eligible for inclusion in the index at the review date following their issuance provided that they have a minimum trading record of at least three months prior to the review date and that they have turned over at least 0.05% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month in each month since their listing; provided that certain companies meeting certain minimum market capitalization requirements may be eligible for immediate inclusion in the index.

Free Float Criteria

Free float is the proportion of shares tradable within the market place for a given stock. In order for an eligible stock to be included in the FTSE® Emerging Index, it must have a free float greater than 5%. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); all shares where the holder is subject to a lock-in clause (for the duration of that clause); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Foreign Ownership Criteria

FTSE’s index methodology takes account of the restrictions placed on the equity holdings of foreigners in a company where these have been imposed by a government, regulatory authority or the company’s constitution. Where the presence of a foreign ownership restriction creates a limit on foreign ownership (the “Foreign Ownership Limit”) that is more restrictive than the calculated free float for a company, the precise Foreign Ownership Limit is used in place of the free float for the purposes of calculating the company’s investability weight. If the foreign ownership restriction is less restrictive or equal to the free float restriction, the free float restriction is applied, provided the free float is greater than 5%.

Market Capitalization Ranking

Large- and mid-cap stocks are determined by first defining 100% of the universe of eligible companies in eligible countries. The total market capitalization is determined for each company (shares in issue multiplied by price) and the companies are ranked by market value. The top 98% of companies in this universe are selected for review. Out of this universe, stocks will be designated as large- or mid-cap based on ranking in this universe and, in certain circumstances, their market capitalization as a percentage of this universe. Generally, new stocks will be included as large-cap if they are in the top 68% of this universe and as mid-cap if they are in the top 86% of this universe and stocks already in the FTSE®

Emerging Index will be retained as large-cap if they are in the top 72% of this universe and as mid-cap if they are in the top 92% of this universe.

FTSE® Emerging Index Calculation

The FTSE® Emerging Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the price of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).

The value of the FTSE® Emerging Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, times (ii) the number of shares issued for each such component, times (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates.

The free float adjustment which FTSE makes is to reflect situations where a party owns a proportion of stock and that proportion is unlikely to be for sale.  By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the index. Investable market capitalization depends on free float. The index uses actual free float (rounded to the next highest whole percentage number).

The FTSE® Emerging Index uses actual closing mid-market or last trade prices, where available, for securities with local exchange quotations. For the purposes of computing the index, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December, provided that if a corporate action is applied to an index constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Also, if accumulated changes in the number of shares in issue add up to 10% or more, or when an accumulated share change represents $2 billion of a company’s total market capitalization, such changes are implemented between quarters.

Maintenance of the FTSE® Emerging Index

The country constituents of the FTSE® Emerging Index are reviewed by the applicable FTSE Regional Committee of FTSE annually. All data that is reviewed is as of the quarter end preceding the quarter in which the review occurs. Changes resulting from such review will be published the day following the Regional Committee meeting and will be implemented on the third Friday in March, June, September or December, according to the date of such Regional Committee meeting.

The FTSE® Emerging Index is reviewed periodically for changes in free float, with such review coinciding with periodic Regional Committee reviews and with the implementation of any changes being made at the close of business on the third Friday in each March, June, September or December, as applicable. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action that affects the index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float will be applied at the next quarterly review. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than 3 percentage points above or below the existing rounded free float. However, where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage point threshold and will be rounded to 100%. In addition, a constituent with a free float of 15% or below will not be subject to the 3 percentage point threshold.

Additions and deletions to the FTSE® Emerging Index can occur outside of the normal review process. Additions can occur if (i) a new security becomes eligible because its market capitalization is above a certain level, (ii) in the case of a demutualization where the entire free float of a new eligible security is transferred to private shareholders, (iii) if a constituent company splits and forms two or more companies by issuing new equity securities to existing shareholders and the resulting equity securities are otherwise eligible securities, and (iv) securities become newly eligible (e.g., changes in free float occur that allows a stock to qualify for inclusion or a non-constituent moves to an eligible market).  Deletions can occur if (i) the market capitalization of a constituent company declines below a specified minimum level, (ii) a change in free float occurs in a constituent company that would make the constituent company ineligible, (iii) a constituent company is delisted from its stock exchange or becomes bankrupt, insolvent or is liquidated, (iv) a constituent company is acquired for cash, or ineligible paper, or by a non-quoted company in its own or another country, and (v) when confirmation is received that acceptance levels have reached a minimum of 85% and that any new shares of the bidding company are listed or following a takeover with remaining free float below a specified level.

If a merger occurs between companies that are constituents of the FTSE® Emerging Index, then the surviving company remains a constituent. If a merger occurs between companies one of which is a constituent and the other not a constituent of the index, then the surviving company will generally be included as a constituent company in the country of such surviving company.

For the purposes of computing the index, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December.

The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the index from changing due to such an event, all corporate actions which affect the market capitalization of the component stocks in the index require an offsetting divisor adjustment. By adjusting the divisor, the value of the index remains constant before and after the event.

The FTSE Russell Policy Group, whose membership is established by FTSE, is responsible for determining major policy issues and monitoring the activities of the FTSE Regional Committees. The FTSE Russell Policy Group is responsible for maintaining the rules for the management of the FTSE Global Equity Index Series. The FTSE Russell Policy Group has established three Regional Committees: (i) Americas, (ii) Europe, Middle East & Africa and (iii) Asia Pacific. The purpose of the Regional Committees is to undertake the reviews of FTSE Global Equity Index Series and to ensure that constituent changes and index calculations are made in accordance with the rules maintained by the FTSE Russell Policy Group.

Historical Closing Prices of the Fund’s Shares

The closing price of the shares of the fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the shares during the period shown below is not an indication that the shares are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the shares as an indication of the future performance of the shares. We cannot give you any assurance that the future performance of the fund’s shares will result in your receiving an amount greater than the outstanding face amount of your notes, or that you will not incur a loss on your investment, on the stated maturity date. In addition, as noted above, the fund has not tracked the same index consistently.  Therefore, historical information about the market price of the fund’s shares for any period during which it was not tracking the FTSE® Emerging Index should not be relied upon for any purpose.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares. The actual performance of the shares over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical prices shown below.

The graph below shows the daily historical closing prices of the index fund from October 24, 2005 through October 22, 2015.  We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

*Prior to January 10, 2013, the fund tracked the MSCI Emerging Markets Index and for the period from January 10, 2013 through June 27, 2013, the fund temporarily tracked the FTSE Emerging Transition Index.

Historical Closing Levels of the FTSE® Emerging Index

The closing level of the FTSE® Emerging Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the FTSE® Emerging Index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing level of the FTSE® Emerging Index as an indication of the future performance of the FTSE® Emerging Index or make any assumptions, based on the FTSE® Emerging Index’s performance, about the performance of the fund. We cannot give you any assurance that the future performance of the fund’s shares will be consistent with the performance of the index.

The graph below shows the closing levels of the FTSE® Emerging Index from October 22, 2005 through October 22, 2015. We obtained the closing levels reflected in the graph below from Bloomberg Financial Services, without independent verification.

*The fund began tracking the FTSE Emerging Index on June 28, 2013.

Hypothetical and Historical Closing Levels of the FTSE® Emerging Markets All Cap China A Inclusion Index

The closing level of the FTSE® Emerging Markets All Cap China A Inclusion Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any upward or downward trend in the historical or hypothetical closing level of the FTSE® Emerging Markets All Cap China A Inclusion Index during the period shown below is not an indication that the FTSE® Emerging Markets All Cap China A Inclusion Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical or hypothetical closing levels of the FTSE® Emerging Markets All Cap China A Inclusion Index as an indication of the future performance of the FTSE® Emerging Markets All Cap China A Inclusion Index or make any assumptions, based on the FTSE® Emerging Markets All Cap China A Inclusion Index’s historical or hypothetical performance, about the performance of the index fund. We cannot give you any assurance that the future performance of the fund’s shares will be consistent with the historical or hypothetical performance of the FTSE® Emerging Markets All Cap China A Inclusion Index.

The graph below shows the closing levels of the FTSE® Emerging Markets All Cap China A Inclusion Index from December 30, 2005 through October 22, 2015 (using hypothetical performance data and historical closing levels). Since the FTSE® Emerging Markets All Cap China A Inclusion Index was launched on May 26, 2015 and has a limited operating history, the graph includes hypothetical performance data for the underlier prior to its launch on May 26, 2015. The hypothetical performance data and historical closing levels were obtained from FTSE’s website, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.)

*It is expected that the fund will begin transitioning to track the FTSE® Emerging Markets All Cap China A Inclusion Index in the fourth quarter of 2015.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•      a dealer in securities or currencies;

•      a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•      a bank;

•      a life insurance company;

•      a tax exempt organization;

•      a partnership;

•      a regulated investment company;

•      a common trust fund;

•      a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•      a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•      a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•      a citizen or resident of the United States;

•      a domestic corporation;

•      an estate whose income is subject to U.S. federal income tax regardless of its source; or

•      a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the index fund. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, there exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes could be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there will be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•      a nonresident alien individual;

•      a foreign corporation; or

•      an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any dividends are paid on the index fund during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to 871(m) financial instruments issued on or after January 1, 2017.  In addition, with respect to 871(m) financial instruments issued on or after January 1, 2016 and before January 1, 2017, the regulations apply to any payment of a “dividend equivalent” made on or after January 1, 2018.  Based upon these effective dates, these regulations will not apply to the notes. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

 This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to GS&Co., and GS&Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 3.50% of the face amount.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000.

We expect to deliver the notes against payment therefor in New York, New York on October 30, 2015, which is expected to be the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

In the future, GS&Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in any offering of the notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, any offering of the notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$ The Goldman Sachs Group, Inc. Contingent Absolute Return Performance Securities Linked to the Vanguard FTSE Emerging Markets ETF due Goldman, Sachs & Co.

	Page

Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-7
Specific Terms of Your Notes	S-17
Use of Proceeds	S-24
Hedging	S-24
The Index	S-25
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-37
Employee Retirement Income Security Act	S-40
Supplemental Plan of Distribution	S-41
Conflicts of Interest	S-42

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120